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                                                                   EXHIBIT 10(u)

                               January 27, 1997



Mr. John P. Surma
1356 High Oak Court
Pittsburgh, PA 15241

Dear Mr. Surma:

          This letter formally confirms, on behalf of the Marathon Group of USX Corporation ("Marathon"), an offer of employment for the position of Senior Vice President-Finance and Accounting, Marathon, which I am authorized by the USX Board of Directors to extend to you. Significant aspects of Marathon's offer include the following:

          1. You will be paid, in equal monthly installments, an annual salary of $250,000. In addition, you will be eligible to receive an annual performance bonus, based upon your and Marathon's actual performance in each calendar year, having a target award in any one year equal to 60% of your annual salary.

          2. Should you accept this offer of employment, I will recommend to the USX Compensation Committee that it approve, at its May, 1997 meeting, the issuance to you, at the then current market price, of 50,000 stock option shares of USX-Marathon Group stock, as well as 2,000 shares of USX-Marathon Group restricted stock. Your entitlement to have the restricted stock issued to you vest will be determined in accordance with the provisions of the USX 1990 Stock Plan.

          3. Marathon will pay on your behalf all dues and service charges which you incur as a consequence of your continuing memberships in the Duquesne Club and the St. Clair Country Club. In addition, upon your relocation to Houston, Texas, Marathon will pay any initiation fees, and thereafter all annual dues and service charges which you incur, in a Houston country club to be determined by mutual agreement between us.

          4. Immediately upon your commencement of actual employment with Marathon, you will be credited with 15 years of continuous service for all purposes in all Marathon pension plans applicable to executive officers. Thereafter, you will accrue future service and benefits under Marathon pension plans in accordance with the terms of the pension plan documents.
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Mr. John P. Surma
January 27, 1997
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          5.  Should you accept this offer, your relocation from the Pittsburgh area to the Houston area will be covered by and receive the benefits of Marathon's management relocation policy, including the house purchase provisions thereof.

          6. As a Marathon executive employee, you will be eligible to participate in all of Marathon's existing and future employee benefit programs applicable to executive officers. In addition, you will: (1) receive one comprehensive physical examination at Company expense in each calendar year in accordance with Marathon's policy covering physical examinations of Marathon executive officers; and (2) tax preparation and financial planning advice under terms and conditions comparable to those applicable to USX executive management.

          7. Upon your employment by Marathon, the USX Board of Directors will extend to you a change in control agreement which, upon your acceptance thereof, will provide you with earnings protection up to a maximum of three times your annual salary and bonus should a change in control of USX, as defined in such agreement, occur.

          Both Marathon and I believe that because of your extensive financial background and personal qualities, you are an individual who can make a unique and valuable contribution to Marathon's future success. I therefore hope, both personally and for Marathon, that you will accept our offer of employment.

                                Sincerely,

                                /s/  Dan D. Sandman

                                Dan D. Sandman

P.S.  We have also agreed
      to 5 weeks paid vacation.

Accepted/  /s/  John P. Surma
               1/27/97